                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

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          pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/X/ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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               500

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     (4)  Date Filed:

LOGO

                                                                    July 5, 1996

Dear Shareholder:

     You are cordially invited to attend the Annual Meeting of Shareholders of the Company which will be held at 10:00 a.m., Tuesday, August 13, 1996, at The Mystic Hilton, Coogan Boulevard, Mystic, Connecticut.

     The formal Notice of the Annual Meeting of Shareholders and Proxy Statement accompanying this letter provide detailed information concerning matters to be considered and acted upon at the meeting.

     Whether or not you plan to attend the Annual Meeting, please mark, sign, date and return the enclosed proxy at your earliest convenience. If you later attend the meeting and wish to vote in person, you may withdraw your proxy and so vote at that time.

     I look forward to seeing you at the Annual Meeting.

                                          Sincerely,

                                          /s/ G. P. Bennett
                                          -----------------------
                                          G. P. Bennett
                                          President and CEO

- --------------------------------------------------------------------------------

                 NOTICE OF 1996 ANNUAL MEETING OF SHAREHOLDERS

- --------------------------------------------------------------------------------

To the Shareholders of Analysis & Technology, Inc.:

     The 1996 Annual Meeting of Shareholders of Analysis & Technology, Inc. will be held at 10:00 a.m., E.D.T., at The Mystic Hilton, Coogan Boulevard, Mystic, Connecticut on August 13, 1996 to consider and act on the following matters:

     1. Election of directors;

     2. Ratification of the appointment of independent public accountants for fiscal year 1997;

     3. Any other matters which may properly come before the meeting.

Shareholders of record at the close of business on June 7, 1996 are entitled to notice of and to vote at the meeting and any adjournment thereof.

                                          /s/ David M. Nolf
                                          -----------------------------------
                                          David M. Nolf
                                          Executive Vice President/Secretary

July 5, 1996

- --------------------------------------------------------------------------------

YOU ARE URGED TO MARK, SIGN, DATE, AND RETURN THE ACCOMPANYING PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU ATTEND THE MEETING YOU MAY VOTE IN PERSON OR BY PROXY.

- --------------------------------------------------------------------------------

                          ANALYSIS & TECHNOLOGY, INC.
                                    ROUTE 2
                                  P.O. BOX 220
                      NORTH STONINGTON, CONNECTICUT 06359

                                PROXY STATEMENT

                                    GENERAL

     This proxy statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Analysis & Technology, Inc. (the "Company") for use at the 1996 Annual Meeting of Shareholders to be held at The Mystic Hilton, Coogan Boulevard, Mystic, Connecticut on August 13, 1996 at 10:00 a.m., E.D.T., and all postponements or adjournments thereof (the "Annual Meeting"). This proxy statement and the accompanying proxy card and Annual Report are being mailed to shareholders on or about July 5, 1996. Shareholders are requested to mark, sign, date and return the enclosed proxy card. Execution of the proxy card will not affect the shareholder's right to attend the meeting and vote in person.

                               PROXIES AND VOTING

     It is important that all shareholders' votes be represented at the Annual Meeting either in person or by proxy. Each proxy will be voted as directed by the shareholder. Unless specifically directed otherwise, however, proxies will be voted in favor of each of the nominees and in favor of each of the proposals indicated in the meeting notice.

     A proxy may be revoked by delivering a written notice of revocation to the Secretary of the Company, by delivering an executed proxy card bearing a later date to the Secretary of the Company, or by appearing at the Annual Meeting and voting in person.

     Each share of the Company's common stock entitles the holder thereof to one vote upon any business properly presented at the Annual Meeting. At the close of business on June 7, 1996, the record date, there were 2,342,215 shares of common stock issued and outstanding. Unless otherwise noted in this proxy statement, all matters listed on the Notice of Meeting require the affirmative vote of a majority of those shares present and voting in person or by proxy at the Annual Meeting to be adopted. This assumes that a quorum is present. A majority of the outstanding shares entitled to vote must be present in person or represented by proxy at the Annual Meeting to constitute a quorum. Abstentions and broker non-votes will be treated as shares which are present and entitled to vote for purposes of determining a quorum, but those shares will not be treated as having been voted for purposes of determining the approval of any matter submitted to shareholders for a vote.

     Participants in the Company's Employee Stock Ownership Plan and in its Savings and Investment Plan are receiving instruction forms with this proxy statement rather than a proxy card. The instruction form is to be used by such participants to direct voting instructions to the trustees. Shares allocated to a participant's account cannot be voted unless the instruction form is signed and returned.

                                 ANNUAL REPORT

     A&T's Annual Report to Shareholders is being mailed with this proxy statement and should be referred to with regard to the Company's performance in fiscal year 1996.

                         ITEM 1. ELECTION OF DIRECTORS

GENERAL

     Under the Company's Certificate of Incorporation, the Board of Directors is divided into three classes whose terms are staggered to expire in different years. The term of office of one class of directors expires each year in rotation so that one class is elected at each Annual Meeting of Shareholders for a full three-year term. There are at present seven directorships, the number having been set by the Board of Directors in accordance with the Company's by-laws.

     The terms of two directors, Mr. Gary P. Bennett and Mr. James B. Fox, expire at the Annual Meeting. The Board of Directors nominates these two directors for re-election for terms expiring in 1999. Unless otherwise indicated on any proxy card, the proxy will be voted to re-elect these directors.

     The Board of Directors knows of no reason why any nominee for director would be unable to continue to serve as a director. If any nominee should for any reason be unable to serve, the shares represented by all valid proxies not containing contrary instructions may be voted for the election of such other person as the Board may recommend in his or her place, or the Board may reduce the number of directorships to eliminate the vacancy.

BACKGROUND INFORMATION ABOUT CURRENT DIRECTORS

     Set forth below, in alphabetical order, as of May 1, 1996, are the names and ages of all current directors, including the two directors whose terms expire in 1996 and who will be nominated for re-election. The information set forth includes, as to each person, the positions and offices held with the Company, the period of service to the Company in such capacities, and a brief account of the person's business experience. Family relationships among the Board are summarized at the conclusion of this section.

Gary P. Bennett

     Gary P. Bennett, 54, is President and Chief Executive Officer of the Company. He joined the Company in 1972, became an Executive Vice President in 1978, was named Chief Operating Officer in 1984, became President in 1991, and Chief Executive Officer in November 1992. He is also an officer and director of various wholly owned subsidiaries of the Company. In addition, he is chairman of the board of directors of Automation Software Incorporated, the Company's joint venture with Brown & Sharpe Manufacturing Company. He is a director of Washington Trust Bancorp, Inc. as well as a director of the Connecticut Center for Educational and Training Technologies, Inc. Mr. Bennett has served as a director of the Company since 1979. His present term of office expires in 1996 and he will be nominated for re-election.

James B. Fox

     James B. Fox, 68, has been a director of the Company since 1972. He has been Chairman of the Board since November 1992. In 1986, Mr. Fox retired from his position as President of Mobil Oil Credit Corporation, a wholly owned subsidiary of Mobil Oil Corporation that handles its credit functions. He had been an employee of Mobil Oil Corporation since 1949. His present term of office expires in 1996 and he will be nominated for re-election.

Larry M. Fox

     Larry M. Fox, 43, has been a director of the Company since 1978. Mr. Fox is Operations Manager for VTEL Corporation, a company which manufactures and supports video teleconferencing equipment and systems, and has been with VTEL Corporation since 1991. From 1989 to 1991 he was Vice President and

General Manager of Royal Vans of Texas, Inc., a company involved in recreational vehicle conversion and from 1981 to 1989 he was Manager of Purchasing/Customer Services of the Building Services Division of Honeywell, Inc. His present term of office expires in 1998.

Nelda S. Nardone

     Nelda S. Nardone, 57, has been a director of the Company since 1977. She was the Company's Corporate Secretary from 1976 until 1985. Her present term of office expires in 1997.

Thurman F. Naylor

     Thurman F. Naylor, 76, has been a director of the Company since 1989. Mr. Naylor has been President and sole stockholder of Cameras and Images International, Inc., a company involved in the purchase and sale of photographic materials, since 1984. Prior to 1984, Mr. Naylor was Chairman and President of Standard Thomson Corporation and Thomson International Corporation, manufacturers of temperature, pressure, and electronic controls. He has also been a director of Benthos, Inc., a fabricator of oceanographic equipment since 1987 and a director of CREME de la CREME, which buys, sells, and exhibits cameras and images, since October, 1994. His present term of office expires in 1997.

David M. Nolf

     David M. Nolf, 53, is Executive Vice President, Chief Financial and Administrative Officer and Secretary of the Company. Mr. Nolf has served in these capacities since 1985. He joined the Company in 1971 and became a Senior Vice President in 1979. He has been a Company director since 1976 and served as Chairman of the Board from 1978 to May 1985. He is also an officer and director of various wholly owned subsidiaries of the Company. In addition, he is a director of Automation Software Incorporated, the Company's joint venture with Brown & Sharpe Manufacturing Company. Mr. Nolf also serves as a trustee of The Westerly Hospital. His present term of office expires in 1998.

Dennis G. Punches

     Dennis G. Punches, 60, has been a director of the Company since May 1992. He is chairman of Payco American Corporation, the accounts receivable management company he founded in 1959. Mr. Punches serves as a trustee of Carroll College and as a director of Intrum Justitia-Netherlands. His present term of office expires in 1998.

     Nelda S. Nardone is the widow of Maurice W. Fox, a co-founder of the Company who died in 1978. James B. Fox, Maurice W. Fox's brother, is the father of Larry M. Fox.

NOMINATING PROCESS

     Pursuant to the Company's by-laws, nominations for the election of directors may be made by the Board of Directors or by a nominating committee appointed by the Board of Directors. The directors named above for re-election will be nominated at the Annual Meeting by the Board of Directors. Any shareholder entitled to vote in the election of directors may nominate one or more persons for election as directors at an Annual Meeting, if written notice of such shareholder's intention to make such nomination or nominations has been given in the manner provided in the Company's by-laws at least 90 days in advance of the Annual Meeting. Any such notice must set forth the information required by the by-laws concerning identification and standing of the shareholder and the nominee(s), their relationship, information about the nominee(s) and consent of the nominee(s). As no such notices were received, no nominations from shareholders will be accepted at the Annual Meeting.

COMMITTEES OF THE BOARD AND MEETINGS OF THE BOARD AND COMMITTEES

     The standing committees of the Board of Directors are as follows: an Audit Committee comprised of Larry M. Fox and Nelda S. Nardone; a Compensation Committee comprised of Thurman F. Naylor and Dennis G. Punches; and a Stock Option Committee comprised of James B. Fox, Larry M. Fox and Nelda S. Nardone. In fiscal 1996 the Board of Directors met seven times with one of the seven meetings conducted via teleconference. During the period, the incumbent directors attended 100% of the meetings of the Board of Directors and meetings of the committees of the Board of which they were members. In addition, Board of Directors' action was taken by unanimous written consent eight times during the year in lieu of meetings. The Audit Committee met three times with two of the three meetings conducted via teleconferences; the Compensation Committee acted once by unanimous written consent; and the Stock Option Committee met once and acted six times by unanimous written consent.

     The Audit Committee monitors and approves all services provided by the Company's independent public accountants, consults with the accountants on the scope of the audit and the adequacy of internal controls, reviews audit reports and accompanying management letters and advises the Board on the annual selection of the Company's independent public accounting firm.

     The Compensation Committee reviews and recommends to the Board all forms of remuneration and perquisites for the Company's officers at the level of senior vice president and higher and monitors the Company's compliance with all applicable executive compensation rules.

     The Stock Option Committee administers the Company's various stock option plans and is responsible for awarding stock option grants to key employees.

     There is no standing nominating committee of the Board of Directors or committee performing similar functions.

COMPENSATION OF DIRECTORS

     Members of the Board of Directors who are not also full-time employees of the Company receive a retainer of $16,000 per year, a meeting fee of $1,600 for each Board or committee meeting they attend in person and a teleconference meeting fee, which is 50% of the meeting fee, for each Board or committee meeting in which they participate. In addition to the directors' retainer and meeting fees, Mr. J.B. Fox, Chairman of the Board, receives an annual retainer of $55,000. All directors are reimbursed for their travel and lodging expenses.

     The Company maintains a deferred compensation plan, pursuant to which the Chairman of the Board and any director of the Company, who is not also an employee of the Company or an employee of an affiliate of the Company, may elect annually to defer from 10% to 100% of his or her annual compensation from the Company. Officers may elect to defer up to 25% of their total compensation from the Company. A deferred income account is established in the name of each participant with a Committee, comprised of at least three individuals, who invest the plan assets. The Committee may solicit information from the participants to determine the investments for which investment returns will be allocated to their deferred income accounts. However, no such indication of preference is binding upon the Committee. While the right of the participant to receive deferred compensation equal to the amount in such account is always 100% vested, such right is that of a general, unsecured creditor of the Company. Benefits are payable under the plan when a director retires or an officer reaches age 55, upon either a director's or officer's death, or in the event of financial hardship.

SECURITY OWNERSHIP OF MANAGEMENT AND 5% SHAREHOLDERS

     To the best knowledge of the Company based on information provided to it in connection with filings made with the Securities and Exchange Commission and the Company's stock records, the following table sets forth the beneficial ownership of the Company's common stock as of June 1, 1996 by beneficial owners of more than 5% of the Company's outstanding common stock, of each director and executive officer named in the Summary Compensation Table and of all executive officers and directors as a group.

                                                                  AMOUNT AND NATURE OF       PERCENT OF
           NAME AND ADDRESS OF BENEFICIAL OWNER (1)             BENEFICIAL OWNERSHIP (2)       CLASS
- --------------------------------------------------------------  ------------------------     ----------
A&T Employee Stock Ownership Trust                                       418,168(3)             17.1%
Fleet Financial Group, Inc.                                              133,000                 5.5
Dimensional Fund Advisors, Inc.                                          129,100(4)              5.3
Nelda S. Nardone                                                         109,725(5)              4.5
Gary P. Bennett                                                           99,184(6)              4.0
David M. Nolf                                                             80,430(7)              3.3
James B. Fox                                                              36,298(8)              1.5
Jay W. Ryerson                                                            34,752(9)              1.4
Larry M. Fox                                                              33,004(10)             1.3
Thomas J. Will, Sr.                                                        1,353                   *
V. Lehman Woods                                                           20,787(11)               *
Richard P. Mitchell                                                       18,764(12)               *
Gerald Snyder                                                             16,190(13)               *
Joseph M. Marino                                                          13,442(14)               *
Dennis G. Punches                                                          6,000(15)               *
Thurman F. Naylor                                                          1,000                   *
Executive Officers and Directors as a Group                              470,929(16)            18.0

- ---------------
     (*) Indicates less than 1.0%

     (1) The address for Fleet Financial Group, Inc. is 100 Federal Street, Boston, MA 02109. The address for Dimensional Fund Advisors, Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401. The address for the individual shareholders and the Company's Employee Stock Ownership Trust is c/o Analysis & Technology, Inc., Route 2, P.O. Box 220, North Stonington, Connecticut 06359.

     (2) Beneficial ownership of a security consists of sole or shared voting power, including the power to direct the vote and/or sole or shared investment power, including the power to dispose or direct the disposition with respect to a security, whether through any contract, arrangement, understanding, relationship or otherwise. The persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by each of them, except for shares of common stock held by the Company's Employee Stock Ownership Trust for which such persons have voting power, and shared dispositive power, and except as may be disclosed in the following footnotes.

     (3) Includes 48,178 shares which are also reported as being beneficially owned by other parties named in the table and by all executive officers and directors as a group who are among the beneficiaries of the trust. The Trustees of this trust only have a limited right to dispose of the shares held in the trust. The right to vote the allocated shares belongs to the employee beneficiaries in accordance with the number of shares credited to their accounts in the trust. The Trustees of this trust have the right to vote any shares not allocated to the accounts of employee beneficiaries.

     (4) Dimensional Fund Advisors, Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 129,100 shares of Analysis & Technology, Inc. stock as of December 31, 1995, all of which shares are held in portfolios of DFA Investment Dimensions Group, Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional Fund Advisors, Inc. serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

     (5) Includes 1,700 shares held by Mrs. Nardone's husband for which she may be said to have shared voting and investment powers.

     (6) Includes 3,200 shares held by Mr. Bennett's wife for which Mr. Bennett may be said to have shared voting and investment powers, 3,774 shares held in the Analysis & Technology, Inc. 401(k) Plan and 59,367 shares subject to options which are exercisable within 60 days of June 1, 1996.

     (7) Includes 4,000 shares held by Mr. Nolf's wife and 17,600 shares held jointly by Mr. and Mrs. Nolf, for all of which Mr. Nolf may be said to have shared voting and investment powers; and includes 28,083 shares subject to options which are exercisable within 60 days of June 1, 1996.

     (8) Includes 4,298 shares held by Mr. Fox's wife and 1,000 shares held jointly by Mr. and Mrs. Fox, for all of which Mr. Fox may be said to have shared voting and investment powers.

     (9) Includes 200 shares held by Mr. Ryerson's wife for which Mr. Ryerson may be said to have shared voting and investment powers and 27,317 shares subject to options which are exercisable within 60 days of June 1, 1996.

     (10) Includes 2,823 shares held by Mr. Fox's wife, 7,477 shares held by Mr. Fox for a minor child; 5,400 shares held by Mr. Fox for a second minor child; and 400 shares held jointly by Mr. and Mrs. Fox, for all of which Mr. Fox may be said to have shared voting and investment powers, and 5,000 shares subject to options which are exercisable within 60 days of June 1, 1996.

     (11) Includes 240 shares held by Mr. Wood's wife and 12,508 shares subject to options which are exercisable within 60 days of June 1, 1996.

     (12) Includes 2,753 shares held in the Analysis & Technology, Inc. 401(k) Plan and 14,750 shares subject to options which are exercisable within 60 days of June 1, 1996.

     (13) Includes 14,033 shares subject to options which are exercisable within 60 days of June 1, 1996.

     (14) Includes 50 shares held jointly by Mr. and Mrs. Marino for which Mr. Marino may be said to have shared voting and investment powers, 388 shares held in the Analysis & Technology, Inc. 401(k) Plan and 10,616 shares subject to options which are exercisable within 60 days of June 1, 1996.

     (15) Includes 5,000 shares subject to options which are exercisable within 60 days of June 1, 1996.

     (16) Represents the aggregate of the shares listed in notes (5)-(15) above which includes 176,674 shares subject to options which are exercisable within 60 days of June 1, 1996.

                      Report of the Compensation Committee
                         and the Stock Option Committee
                           on Executive Compensation

Introduction

     This report is provided by the Company's Compensation Committee and the Stock Option Committee to assist shareholders in understanding the objectives and procedures used in establishing the compensation of the Company's President/Chief Executive Officer ("CEO") and other senior Company executives for the Company's fiscal year ended March 31, 1996.

     The Compensation Committee reviewed and recommended to the Board of Directors the overall remuneration and perquisites for the Company's CEO and other officers at the level of senior vice president and higher. Based on the recommendations of the Compensation Committee, the Board of Directors determined the compensation to be paid to the CEO and officers at the level of senior vice president and higher for the Company's fiscal year ended March 31, 1996. The Stock Option Committee is responsible for administering the Company's stock option plans. The Compensation Committee and the Stock Option Committee are composed solely of non-employee directors.

Compensation Philosophy and Principles

     The design of the Company's executive compensation program is based on four fundamental principles. First, compensation awards are directly related to the financial results of the Company or a business unit and to individual contributions and accomplishments. The second principle underlying the program is that it should offer compensation opportunities comparable to those provided by other companies with which the Company competes both for business and for employees. It is essential that the Company be able to retain and reward talented executives who are critical to its long-term success in its competitive marketplace. The third principle is that an appropriate balance between base salary and short- and long-term incentive opportunities should be maintained. The final principle is that the compensation program must provide a long-term incentive for executives to continue providing service to the Company by directly linking the long-term success and prosperity of executives to the long-term success and prosperity of the Company.

Independent Compensation Consultant Review

     In carrying out its compensation philosophy and principles, the Company has periodically utilized the services of an independent compensation consultant to review the Company's executive compensation program. These reviews have focused on (i) the competitiveness and appropriateness of annual total compensation, defined as salary and cash incentive bonus under the Performance Incentive Compensation Plan; (ii) the design and performance goals of the Performance Incentive Compensation Plan; and (iii) an analysis of the total compensation of the CEO and other senior executive positions compared with the comparable compensation as determined by reference to both published and proprietary surveys and a review of seven peer companies as reported in their proxy statements.

     Although the Compensation Committee did not retain an independent compensation consultant in fiscal 1996, the Committee intends to periodically use the services of an independent consultant to assess both the appropriate components to be included in the total compensation package of the CEO and the senior executives and the competitive status of the Company's compensation program.

Key Elements of Executive Compensation

     The Company's executive compensation program consists of three basic elements: base salary, annual performance incentives, and long-term incentives.

*  Base Salary

     The Compensation Committee recommends base salaries for the Company's senior executives, working with advice submitted by the CEO and the Company's senior human resources staff. The base salary is established after reviewing industry, peer group and national compensation data, focusing on the median percentile of compensation for comparable positions. While some of the companies used as a basis for comparison are selected from the companies comprising the index of SIC Code 8711 used for the Performance Graph which appears on page 14 of this proxy statement, other companies are included in order to concentrate on companies of a comparable size and to include companies with product lines which are similar to those of the Company.

*  Annual Performance Incentives

     Under the Performance Incentive Compensation Plan, key employees of the Company may be awarded annual bonuses in amounts determined by the Compensation Committee. Executive officers and senior managers throughout the Company are eligible for participation in the Performance Incentive Compensation Plan. The purpose of the Performance Incentive Compensation Plan is to deliver competitive levels of compensation for the attainment of financial and non-financial objectives which the Compensation Committee believes are primary determinants of the success of the Company. The Compensation Committee reviews the administration of the overall plan, approves and recommends to the Board of Directors the annual bonuses for senior officers reporting to the CEO, and determines the appropriate award to be recommended to the Board of Directors for the CEO.

     Performance is measured in the business units by attainment of predetermined goals. The Compensation Committee approves corporate goals which provide the basis for the payment of awards. Key financial performance goals for fiscal year 1996 were to achieve growth in earnings per share and revenue. Key non-financial performance goals included increasing contract backlog in defense markets, and continuing to implement a diversification strategy into commercial and civil government markets. For fiscal 1996, the typical executive officer's award, including the CEO, was weighted as follows: 75% based upon financial performance results and 25% based upon non-financial performance results. Within the financial performance category, the order of priority was as follows: earnings per share and revenue growth. With respect to the non-financial performance factors, business diversification was deemed most significant, followed by increasing contract backlog in defense markets. Each participant has a target award expressed as a percentage of base salary. The percentage increases for higher positions within the Company, thereby placing a greater percentage of total compensation at risk for those individuals with greater responsibility for business results.

     This year, the Compensation Committee reviewed the Company's performance against the goals, and made adjustments for unusual items as appropriate. Actual awards for individuals are adjusted upward or downward from the target to reflect the fiscal year-end results of the Company or business unit and are further dependent upon the individual's contribution during the year. Compensation under the Performance Incentive Compensation Plan is paid in cash during the first quarter of each fiscal year for services rendered during the previous fiscal year. Based on survey data, the Compensation Committee believes that target awards for senior executives under the Performance Incentive Compensation Plan for the last fiscal year are at the low end of the competitive range.

*  Long-Term Incentives

     The fourth principle of the Company's executive compensation program, the provision of long-term incentives to its executives, is realized through the Company's various stock option plans. The Stock Option Committee determines at its discretion the key employees of the Company to whom options are awarded, the number of shares of the Company's common stock for which options are granted, and whether the options granted are incentive or non-qualified options. Stock options are granted under these plans at fair market value at the time of the option grant. Incentive stock options have a term of seven years and non-qualified stock options have a term of ten years. Options are exercisable in cumulative annual installments of 20% of the total number of shares covered. The potential gain to the recipients will depend on the Company's future stock price.

     In fiscal 1996, stock options were granted to selected key employees. In setting the size of grants for executives, the Stock Option Committee took into consideration an employee's position, individual performance, number and terms of stock options presently held, and the total number of shares available for issuance under the various stock option plans.

Compensation of the CEO

     As reported in the Summary Compensation Table on Page 11 of this Proxy Statement, Mr. Bennett's salary was $230,584 for fiscal year 1996. In determining a salary adjustment for Mr. Bennett, the committee sought to move to a salary level that was comparable with the median levels of the survey and peer groups. After giving effect to Mr. Bennett's salary increase, his salary level was 23% below the median of the survey group and at the median of the peer group.

     Annual incentive compensation for Mr. Bennett was $30,000, a 25% decrease from fiscal year 1995. Mr. Bennett's key financial objectives were earnings per share and revenue growth. Mr. Bennett's non-financial objectives were business diversification and increasing backlog in defense markets. In determining the award the committee noted that earnings per share decreased 26% during fiscal year 1996 as compared with fiscal year 1995, principally as a result of the sale of the General Systems Solutions (GSS) subsidiary. However, the committee also noted that when the adverse effect of the loss on the sale of GSS and the positive effect of R&D tax credits were excluded, Mr. Bennett achieved 98% of his earnings per share objective. In addition, Mr. Bennett achieved 93% of his revenue objective. When considering non-financial objectives, the committee noted that Mr. Bennett had made progress on business diversification and the contract backlog in defense markets had increased 14%.

     A stock option to acquire 6,000 shares was granted to Mr. Bennett during fiscal year 1996. This award was consistent with the total compensation strategy, approved by the Compensation Committee, whereby stock options serve as an important piece of Mr. Bennett's total compensation package.

Omnibus Budget Reconciliation Act Implications for Executive Compensation

     It is the responsibility of the Compensation and Stock Option Committees to address the issues raised by the recent change in the tax laws which made certain non-performance-based compensation to executives of public companies in excess of $1,000,000 non-deductible to the Company beginning in 1996. In this regard, the Committees must determine whether any actions with respect to this new limit should be taken by the Company. At this time, it is not anticipated that any Company executive officer will receive compensation in excess of this limit during 1996. Therefore, the Compensation Committee has not taken any action to comply with the new limit. The Compensation Committee will continue to monitor this situation and will take appropriate action if it is warranted in the future.

     The Compensation and Stock Option Committees believe that executive compensation for fiscal 1996 adequately reflects their policies, which are to align executive compensation with the Company's overall business strategy, and to ensure that the Company's goals and performance are consistent with the interests of its shareholders.

COMPENSATION COMMITTEE       STOCK OPTION COMMITTEE
- ----------------------       ----------------------
Thurman F. Naylor            James B. Fox
Dennis G. Punches            Larry M. Fox
                             Nelda S. Nardone

                       COMPENSATION OF EXECUTIVE OFFICERS

     The following table summarizes all the compensation paid to the Company's CEO and to each of the Company's four most highly compensated executive officers other than the CEO for services rendered in all capacities to the Company for the fiscal years ended March 31, 1996, 1995 and 1994, respectively.

                                    TABLE I

                           SUMMARY COMPENSATION TABLE

                                            ANNUAL COMPENSATION       LONG-TERM
                                                                     COMPENSATION
      NAME AND PRINCIPAL         FISCAL   ------------------------   ------------      ALL OTHER
           POSITION               YEAR    SALARY (1)    BONUS (2)    OPTIONS (3)    COMPENSATION (4)
- -------------------------------  ------   -----------   ----------   ------------   ----------------
G.P. Bennett                      1996     $ 230,584     $ 30,000        6,000          $  8,316
President and Chief Executive     1995       210,372       40,000        5,000            10,133
  Officer                         1994       192,981       37,000            0             8,996
D.M. Nolf                         1996     $ 207,704     $ 27,500        5,000          $  8,130
Executive Vice President, Chief   1995       191,492       35,000        4,000            10,371
  Financial and Administrative    1994       178,295       34,000            0             8,494
  Officer
J.W. Ryerson                      1996     $ 186,854     $ 27,500        5,000          $  6,661
Executive Vice President,         1995       170,833       40,000        4,000             7,734
  Chief Operating Officer         1994       156,439       30,000            0             6,573
T.J. Will, Sr. (5)                1996     $ 105,087     $      0            0          $ 48,697(6)
Executive Vice President,         1995       166,563       33,000        3,000            12,765(6)
  Corporate Development           1994       163,695       12,000            0            17,330(6)
  Manager
G. Snyder                         1996     $ 131,006     $ 21,500        4,500          $  4,260
Senior Vice President,            1995       121,392       19,500        3,500             4,717
  Planning, Corporate             1994       114,627       22,500        2,000             4,012
  Manager, Finance & Budgets
J.M. Marino                       1996     $ 129,827     $ 25,000        7,650          $  4,865
Senior Vice President,            1995       124,146       23,500        4,500             5,003
  Business Unit Manager           1994       111,762       17,500        2,000             4,740

- ---------------
(1) Includes salary amounts paid and deferred, including the value of benefits paid and deferred, pursuant to the Company's Managers' Benefit Options Plan, the Officers' Benefit Options Plan and the Deferred Compensation Plan.

(2) Includes bonus amounts paid and deferred pursuant to the Company's Performance Incentive Compensation Plan and the Deferred Compensation Plan. Amounts represent bonus awards determined for the performance year indicated and paid in the following year.

(3) Options were granted pursuant to the Company's various stock option plans.

(4) Represents Company contributions to the Company's Savings and Investment Plan and Employee Stock Ownership Plan on behalf of each named officer.

(5) Mr. Will left the Company on July 5, 1995.

(6) Includes cash payment in lieu of vacation.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table sets forth information with respect to grants of stock options pursuant to the various Company stock option plans during the fiscal year ended March 31, 1996 to the executive officers identified in the Summary Compensation Table. Under all of the stock option plans, other than the 1994 and 1995 Stock Option Plans, an optionee may elect to relinquish up to 30% of an option being exercised and receive a cash payment equal to the number of shares covered by the portion of the option relinquished multiplied by the difference between the option price per share and the fair market value of a share of the Company's common stock at the time of election. With respect to the executive officers named in the Summary Compensation Table, this right is subject to the discretionary consent of the Stock Option Committee. (See Table II)

                                    TABLE II

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR
                               4/1/95 TO 3/31/96

                                                                                       POTENTIAL
                                     INDIVIDUAL GRANTS                             REALIZABLE VALUE
                  -------------------------------------------------------          AT ASSUMED ANNUAL
                   NUMBER OF       % OF TOTAL                                       RATES OF STOCK
                   SECURITIES     OPTIONS/SARS                                    PRICE APPRECIATION
                   UNDERLYING      GRANTED TO      EXERCISE                       FOR OPTION TERM (4)
                  OPTIONS/SARS    EMPLOYEES IN     PRICE PER   EXPIRATION     ---------------------------
      NAME        GRANTED (#)    FISCAL YEAR (1)   SHARE (2)    DATE (3)      0% (5)     5%        10%
- ----------------  ------------   ---------------   ---------   ----------     ------   -------   --------
G.P. Bennett          6,000            4.1          $14.125      2/16/03        $0     $34,502   $ 80,404
D.M. Nolf             5,000            3.4          $14.125      2/16/03        $0     $28,751   $ 67,003
J.W. Ryerson          5,000            3.4          $14.125      2/16/03        $0     $28,751   $ 67,003
T.J. Will, Sr.
  (6)                     0              0          $14.125      2/16/03        $0     $     0   $      0
G. Snyder             4,500            3.1          $14.125      2/16/03        $0     $25,876   $ 60,303
J. M. Marino          7,650            5.2          $14.125      2/16/03        $0     $43,990   $102,515

- ---------------
(1) 146,410 stock options were granted to all employees of the Company as a group during the fiscal year ended March 31, 1996.

(2) The exercise price is the average of the high and low market prices on the date of grant. The exercise price may be paid in cash, by delivery of shares of common stock of the Company at fair market value, or by a combination of cash and shares.

(3) Incentive stock options generally have a seven-year term and non-qualified stock options have a term of up to ten years and one day as determined by the Stock Option Committee. Options are exercisable over their respective periods from the date of grant in cumulative annual installments of 20% of the total number of shares covered. To the extent not already exercisable, the options become fully exercisable in the event of a "change in control" as defined in the Company's various stock option plans.

(4) The dollar amounts under the potential realizable values columns use the 0%, 5% and 10% rates of appreciation as permitted by the SEC, and are not intended to forecast actual future appreciation in the stock price. Actual gains, if any, on stock option exercises are dependent on the future performance of the Company's stock. There can be no assurance that the amounts reflected in this table will be achieved. The assumed rates are compounded annually to the full seven year term of the options.

(5) No gain to the optionee is possible without an increase in stock price appreciation, which will benefit all shareholders commensurately. A zero percent gain in stock price appreciation will result in zero dollars for the optionee.

(6) T.J. Will, Sr. left the Company on July 5, 1995.

                      AGGREGATED OPTION EXERCISES IN LAST
                 FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

     The following table provides information concerning each option exercised during the fiscal year ended March 31, 1996 by each of the executive officers named in the Summary Compensation Table and the fiscal year-end value of unexercised options held by such executive officer. (See Table III)

                                   TABLE III

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES
                               4/1/95 TO 3/31/96
                        ENDING FAIR MARKET VALUE: $12.69

                                               NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                 SHARES                       UNDERLYING UNEXERCISED              IN-THE-MONEY
               ACQUIRED ON                  OPTIONS/SARS AT FY-END (#)     OPTIONS/SARS AT FY-END(1)
                EXERCISE        VALUE       --------------------------     --------------------------
    NAME           (#)         REALIZED     EXERCISABLE  UNEXERCISABLE     EXERCISABLE  UNEXERCISABLE
- -------------  -----------     --------     -----------  -------------     -----------  -------------
G.P. Bennett           0       $     0         59,367        10,200          $81,958       $ 5,256
D.M. Nolf              0       $     0         28,083         8,800          $65,602       $ 5,256
J.W. Ryerson           0       $     0         27,317         8,400          $60,123       $ 4,380
T.J. Will,
  Sr.             35,200       $132,905             0             0          $     0       $     0
G. Snyder              0       $     0         14,033         8,100          $25,159       $ 3,504
J.M. Marino            0       $     0         10,616        10,620          $15,456       $ 2,190

- ---------------
(1) Values stated are based on the closing price of $12.69 per share of the Company's Common Stock on the NASDAQ on March 31, 1996, the last trading day of the fiscal year.

                              [PERFORMANCE GRAPH]

                                           31-MAR-   31-MAR-   31-MAR-   31-MAR-   31-MAR-   31-MAR-
                                             91        92        93        94        95        96
                                           -------   -------   -------   -------   -------   -------
ANALYSIS & TECHNOLOGY....................   $ 100    $ 83.96   $ 87.85   $126.67   $105.86   $109.71
PEER GROUP INDEX.........................   $ 100    $ 98.94   $ 83.92   $ 75.11   $ 64.35   $ 78.95
NASDAQ MARKET INDEX......................   $ 100    $127.46   $146.55   $158.12   $175.94   $238.83

     The above line graph is a comparison of five-year cumulative total return of the Company's common stock with (a) a performance index for the broad market in which the Company's stock is traded and (b) a published industry peer group index. The Company's stock is traded on the NASDAQ National Market, and the Company's four-digit industry SIC Code is 8711, Engineering Services. Accordingly, the performance graph compares the cumulative total return for Company stock with (a) NASDAQ Market Index and (b) a published industry peer group index comprised of the SIC Code 8711 companies.

     The graph assumes $100 was invested on March 31, 1991 in the stock of companies in the NASDAQ Index, a published industry peer group index, and in Company stock, and that all dividends were reinvested.

     Total shareholder return is calculated using the closing price of the last trade date of the stock for such fiscal year. The stock price performance shown is not intended to forecast or be indicative of the possible future performance of the Company's stock.

                    ITEM 2. RATIFICATION OF THE APPOINTMENT
                       OF INDEPENDENT PUBLIC ACCOUNTANTS

     KPMG Peat Marwick has audited the financial statements of the Company since fiscal year 1980. The selection of KPMG Peat Marwick to audit the Company's financial statements for its fiscal year ending March 31, 1997, has been recommended by the Audit Committee of the Board of Directors and approved by the Board of Directors. In addition to its audit services, KPMG Peat Marwick provides certain non-audit services to the Company, including the preparation of federal and state income tax returns and assistance with government contract procedures. A representative of KPMG Peat Marwick is expected to be in attendance at the Annual Meeting. The representative will be given the opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions.

     The Board of Directors recommends that the shareholders vote in favor of the following resolution at the Annual Meeting:

     RESOLVED: That the appointment of KPMG Peat Marwick by the Board of Directors of the Company to audit the Company's financial statements for its fiscal year ending March 31, 1997 be, and it hereby is, ratified, confirmed and approved.

                             ITEM 3. OTHER BUSINESS

     The Board of Directors knows of no other business which is likely to be brought before the Annual Meeting. However, the persons named in the enclosed proxy card will, at their discretion, vote the shares they represent upon any other business which may properly come before the Annual Meeting.

                                 OTHER MATTERS

     The cost of solicitation of the proxies will be borne by the Company. Proxies may be solicited by directors, officers and employees by mail, telephone, facsimile or in person without additional compensation. Copies of this proxy statement and of the 1996 Annual Report to Shareholders will be delivered by the Company, through the services of Proxy Services Corporation, to brokers, dealers, banks, and voting trustees, or their nominees, for the purpose of having these materials forwarded to beneficial owners. The Company will pay Proxy Services Corporation a service charge anticipated to be $2,000 and will reimburse Proxy Services Corporation for out-of-pocket expenses associated with each delivery, such expenses to include reimbursement of record holders for their reasonable expenses in connection with forwarding materials to beneficial owners. Returned proxies will be processed and tabulated under the supervision of independent Inspectors of Election.

                     COMPLIANCE WITH SECTION 16(A) FILINGS

     Mr. Larry M. Fox, a director, and Mr. Dennis G. Punches, a director, each made one late Form 5 filing on or about June 27, 1996 which related to a single transaction in which each was granted an option to purchase shares of the Company's common stock pursuant to the 1995 Stock Option Plan.

                           1997 SHAREHOLDER PROPOSALS

     In order for shareholder proposals to be eligible for inclusion in the Company's proxy statement for the 1997 Annual Meeting of Shareholders, they must be received by the Company at its principal office, Route 2, P.O. Box 220, North Stonington, Connecticut 06359, by March 7, 1997.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.
                                                        Please mark
                                                        your votes as     /X/
                                                        in this example.

1. Election of Directors (terms to expire in 1999) Gary P. Bennett, James B. Fox

                FOR all nominees                 WITHHOLD
              listed above (except               AUTHORITY
                as marked to the            to vote for all nomi-
                  contrary).                 nees listed above.

                    / /                            / /

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

________________________________________________________________________________

2. Proposal to ratify the selection of KPMG Peat Marwick as the independent public accountants of the Company for the fiscal year ending March 31, 1997.

                 FOR                AGAINST             ABSTAIN
                 / /                  / /                 / /


3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

The undersigned acknowledges receipt of the Notice of Annual Meeting and Proxy Statement.

Each person named to the left is asked to sign this proxy exactly as his or her name appears, including the title "Executor," "Trustee," etc., if the same is indicated. If more than one person's name is set forth, all should sign. If stock is held in the name of a corporation or partnership, this proxy should be executed by a properly authorized person.

 Dated: _________________________________________________________________, 1996

________________________________________________________________________________
                                   Signature

________________________________________________________________________________


________________________________________________________________________________


________________________________________________________________________________
                           Signature, if held jointly

Shareholders planning to attend the Annual Meeting in person are asked to check this block / /

               PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD
                     PROMPTLY USING THE ENCLOSED ENVELOPE.

________________________________________________________________________________
                            - FOLD AND DETACH HERE -

PROXY                                                                     PROXY


                          ANALYSIS & TECHNOLOGY, INC.
                             ROUTE 2, P.O. BOX 220
                      NORTH STONINGTON, CONNECTICUT 06359


          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

        The undersigned hereby appoints David M. Nolf and Nelda S. Nardone as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of common stock of Analysis & Technology, Inc. (the "Company") held of record by the undersigned on June 7, 1996, at the Annual Meeting of Shareholders to be held on August 13, 1996 or any adjournment thereof.


                          (Continued on reverse side)


                              FOLD AND DETACH HERE